03/05/12

Cecil Connor
22 Tiger Lode Trail
Drummond, MT 59832
541-251-0465

To whom it may concern,

I attended Great Basin College and UNR majoring in Mine Engineering.

I have been employed in the Mineral Industry since 1983, specializing in Underground Development. I have held most numerous positions including, Miner, Shift Foreman, Mine Foreman, Mine Surveyor, Mine Engineer, Mine Safety Officer, Project Superintendent, and Mine Manager. I now have 29 years of experience and have been involved in almost every aspect of underground mining as well as some experience in ore processing.

I am currently the Mining Manager for The Grant Hartford Corporation (GHC). I have been employed by GHC since September of 2011. My responsibilities include but are not limited to; overall mine planning, mine scheduling, mine design, crew management, labor allocation, and assistance with the safety program and implementation.

I hereby consent to the use and reference of my sections of the documents and or spreadsheets dated March 6th, 2012, in the "Description of Property By Grant Hartford Corporation Pursuant to SEC Industry Guide 7", and exhibits, as submitted for review by the Securities and Exchange Commission Mining Engineer by Grant Hartford Corporation (the "Company"). I confirm that I have reviewed Grant Hartford Corporation's use of my sections of the report and concur with its contents. I also consent to the inclusion of my name as an expert in the "Description of Property By Grant Hartford Corporation Pursuant to SEC Industry Guide 7"; the Company's filing pursuant to the Exchange Act of 1934, as amended; and the filing of this consent as an exhibit to the Company's public filings.

Sincerely,

CRConnor

Cecil R Connor
Mining Manager
GrantHartford Corp.